Exhibit 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Announces Appointment of Devin I. Murphy as Chief Financial Officer

CINCINNATI, OH, June 3, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (“Phillips Edison-ARC” or the “Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored shopping centers, announced today that Devin I. Murphy has joined the Company as its Chief Financial Officer, Treasurer and Secretary. Mr. Murphy will work closely with Jeffrey Edison, Co-Chairman of the Board and Chief Executive Officer; John Bessey, Co-President and Chief Investment Officer; and R. Mark Addy, Co-President and Chief Operating Officer, in this executive leadership role.

“With over 25 years of experience in the real estate investment industry, including executive leadership positions with Morgan Stanley and Deutsche Bank Securities Inc., Devin brings significant experience to the Company,” commented Mr. Edison. “He complements Phillips Edison-ARC, which is dedicated to building a diverse portfolio of top-performing grocery-anchored shopping centers throughout the United States. Devin’s proven ability to successfully manage the strategic and financial requirements as a trusted advisor to many of the world’s largest real estate companies expands the capabilities of the Company as we continue to execute our investment objectives.”

Mr. Murphy commented, “I am excited to join Phillips Edison-ARC and its team of seasoned professionals. I look forward to putting my experience and relationships to work to further expand on the successes that Phillips Edison-ARC has enjoyed to date.”

Prior to joining Phillips Edison-ARC, Mr. Murphy was Vice Chairman of Investment Banking at Morgan Stanley. He began his real estate career in 1986 as an Associate in the real estate group at Morgan Stanley. He subsequently held a number of senior positions at Morgan Stanley. He was Co-Head of U.S. Real Estate Investment Banking and head of the private capital markets group (PCM), which raised more than $5 billion of equity capital under his leadership. He also served for 10 years on the Investment Committee of the Morgan Stanley Real Estate Funds, which invested over $6.5 billion of equity capital during his tenure.

In 2004, Mr. Murphy joined Deutsche Bank (DB) Securities, Inc. as Global Head of Real Estate Investment Banking. He led a team of more than 100 professionals in eight offices in the United States, Europe and Asia. Under his management, the DB team executed more than 500 separate transactions on behalf of clients representing total transaction volume exceeding $400 billion.

Prior to rejoining Morgan Stanley in 2009, Mr. Murphy became a Managing Partner of Coventry Real Estate Advisors, a real estate private equity firm that sponsors a series of institutional investment funds that acquire and develop retail properties.

Mr. Murphy is an Advisory Director of Hawkeye Partners, a real estate private equity firm headquartered in Austin, Texas, and Trigate Capital, a real estate private equity firm headquartered in Dallas. He is a member of the Urban Land Institute, the Pension Real Estate Association and the National Association of Real Estate Investment Trusts. He received a BA with Honors from the College of William and Mary and an MBA from the University of Michigan.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of May 30, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 40 grocery-anchored shopping centers totaling 3,946,929 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect,” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

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